NEWS RELEASE

NetSol Technologies Reports Second Quarter
Fiscal Year 2007 Financial Results

- Revenues Rise 60% Year/Year to $7.2 million; Operating Income Increases 36% to $375,000 -

CALABASAS, CA - February 12, 2007 -- NetSol Technologies Inc. (“NetSol”) (NASDAQ: NTWK), a multinational provider of enterprise software and IT services to the financial services industry, today announced financial results for the second quarter of fiscal year 2007, ending December 31, 2006.

Second Quarter FY 2007 Consolidated Financial Highlights
•	Revenues increased 60% to $7.2 million
•	Operating income rose 36% to $375 thousand
•	GAAP EPS was ($0.27) due to one-time, non-cash charge of $4.3 million relating to the financing for the acquisition of McCue Systems
•	EBITDA was $527 thousand, or $0.03 per basic and diluted share, excluding the one-time non-cash charge
•	Pro forma EPS was ($0.02) per basic and diluted share, excluding the one-time non-cash charge

NetSol Technologies, Inc. reported consolidated revenues of $7.2 million for the second quarter of fiscal year 2007, a 60% increase compared to the $4.5 million in revenues reported for the same period in fiscal year 2006. Consolidated gross profit for the second quarter was approximately $3.6 million, or 50%.

Net loss for the second quarter of fiscal year 2007 was approximately $4.6 million, or a loss of $0.27 per basic and diluted earnings per share, which compares to net income of $125 thousand, or $0.01 per basic and diluted earnings per share, reported in the second quarter of fiscal year 2006. The Company recorded a one-time, non-cash charge of $4.3 million relating to the financing for the acquisition of McCue Systems in June 2006. Excluding this one-time charge, NetSol would have reported EBITDA of $527 thousand, or $0.03 per basic and diluted share, and a net loss of $375 thousand, or a loss of $0.02 per basic and diluted share, for the second quarter of fiscal 2007.

Najeeb Ghauri, chairman and CEO, commented, “NetSol recorded strong revenue growth in the second quarter of fiscal 2007, driven by our ability to close contracts in the Asia Pacific and European markets. We also continued to make progress in the North American market, as the integration of McCue Systems proceeds according to plan. In addition, we are seeing strong growth in the Pakistan market, as evidenced by several, important non-traditional NetSol projects initiated with both the federal and Punjab governments.

“Our second quarter results also reflect a one-time, non-cash charge relating to the acquisition of McCue Systems in June 2006. With this charge, all costs relating to that acquisition are expensed and behind us, so we may now move forward aggressively in the North American market. We expect to have that division substantially integrated into the NetSol organization and leveraging our superior offshore capabilities by the end of this fiscal year.”

Mr. Ghauri concluded, “Historically, NetSol posts its strongest results in the second half of the fiscal year. Our pipeline of orders for commercial finance products, particularly in the Chinese market and in Europe, indicate that this trend will continue. Moreover, our pipeline of business in Pakistan is stronger than ever. As a result, we continue to believe we can deliver revenues of approximately $30 million and improved operating profitability for fiscal year 2007.”

Second Quarter Business Highlights

Asia-Pacific (APAC) Division
•	Signed two new multi-million dollar contracts for LeaseSoft with global, blue chip brand names in the Captive Finance sector - one in Australia, the other in China;

•	Continued to expand pipe line of opportunities in Australia, Thailand, New Zealand and China; and

•	Expanded client and market reach beyond traditional leasing market into local Pakistan market;

−	Successful implementation of Motor Transport Management Information System (or MTMIS) in Lahore, with an additional 28 districts to go live by the end of calendar year 2007.

Europe/Middle East (EMEA) Division
•	Completed major client projects on time and on budget to deliver record UK service revenue - one significant project was with Investec Asset Finance;

•
Introduced new products to support front and middle office operations of leasing companies, providing end-to-end contract management - three system implementations are currently scheduled or in progress, with significant interest generated; and

•	Recorded the first sale of the division’s newest software offering, LeaseSoft Evolve, to broker Kennet Equipment Leasing for the management of its own equipment leasing portfolio.

North America Division
•	Delivered LeasePak 6.0, the largest and most comprehensive release of the product to date - receiving excellent customer response and reviews;

•	Initiated rollout of the IT Services line of business to the US commercial finance technology sector, and

•
Integration of McCue Systems into NetSol Technologies is on track and progressing well - with continued success in the leveraging of offshore resources, improved internal resource utilization and effective marketing efforts.

First Half FY 2007 Consolidated Financial Highlights
•	Revenues for the first half rose 46% to $13.1 million

•	GAAP EPS was ($0.34) due to one-time, non-cash charge of $5.0 million recorded for the first six months relating to the financing for the acquisition of McCue Systems

•	EBITDA for the first half was $911 thousand, or $0.05 per basic and diluted share, excluding the one-time non-cash charge

•	Pro Forma EPS of ($0.05), excluding the one-time non-cash charge

NetSol Technologies, Inc. reported consolidated revenues of $13.1 million for the first half of fiscal year 2007, a 46% increase compared to the $9.0 million in revenues reported for the same period in fiscal year 2006. Consolidated gross profit for the first six months was $6.6 million, or 50%.

Net loss for the first six months of fiscal year 2007 was approximately $5.9 million, or a loss of $0.34 per basic and diluted earning per share, which compares to net income of $328 thousand, or $0.02 per basic and diluted earnings per share in the same period of fiscal year 2006. The Company recorded a one-time, non-cash charge of $5.0 million relating to the financing for the acquisition of McCue Systems in June 2006. Excluding this one-time charge, NetSol would have reported EBITDA of $911 thousand, or $0.05 per basic and diluted share, and a net loss of $937 thousand, or a loss of $0.05 per basic and diluted share, for the first half of fiscal year 2007.

Conference Call Information
NetSol Technologies will host a conference call at 5:00 p.m. ET (2:00 p.m. PT) today to review these results. The call will be web cast live and may be accessed via http://audioevent.mshow.com/322520/, noting conference ID #7826805. Investors may also dial +1 (800) 374-2501 (U.S.) or +1 (706) 634-2468 (international), noting conference ID #7826805.

An audio replay of the conference call will be available approximately one hour following the conclusion of the call through 5:00 p.m. ET on March 7, 2007. To access the replay, dial +1 (800) 642-1687 (US) or (706) 645-9291 (international), conference ID # 7826805. An archived replay of the conference web cast also will be available on the NetSol Technologies web site at http://www.netsoltek.com/investors/frame.html

About NetSol Technologies
NetSol Technologies is a multinational provider of enterprise software and IT services to the financial services industry. NetSol helps clients to identify, evaluate and implement technology solutions to meet their strategic business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective equipment and vehicle finance portfolio management solutions. The Company also delivers managed IT services ranging from consulting and application development to systems integration and development outsourcing. NetSol’s commitment to quality is demonstrated by its achievement of both ISO 9001 certification and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Level 5 assessment, a distinction shared by only 94 companies worldwide. The Company’s clients include global automakers, financial institutions, technology companies and governmental agencies. NetSol’s largest customer, DaimlerChrysler Services, ranks the Company as a preferred vendor in 40+ countries. Headquartered in Calabasas, CA, NetSol Technologies also has operations and/or offices in London, San Francisco, Adelaide, Beijing, Toronto, and Lahore and Karachi, Pakistan. To learn more about NetSol Technologies, visit the Company’s web site at www.netsoltek.com.

Forward Looking Statements
This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

NetSol Technologies, Inc.	Investor Relations
Andrew Lea	Christopher Chu
Vice President, Marketing & Corporate Communications	The Global Consulting Group
Tel: +1 650-348-0650, ext 1171	Tel: +1-646-284-9426
Email: andrew.lea@netsoltek.com	Email: cchu@hfgcg.com

###

- Financial Tables Follow -

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS — DECEMBER 31, 2006
(UNAUDITED)

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Revenues:
Licence fees	$2,718,795	$1,699,760	$4,297,207	$2,162,238
Maintenance fees	1,359,239	561,318	2,654,203	1,087,233
Services	3,149,087	2,263,295	6,138,271	5,744,887
Total revenues	7,227,121	4,524,373	13,089,681	8,994,358
Cost of revenues
Salaries and consultants	2,441,724	1,345,283	4,373,797	2,486,817
Travel	432,344	94,138	748,027	239,970
Communication	38,935	28,705	81,000	52,509
Depreciation and amortization	188,726	154,985	351,244	277,653
Other	484,254	353,923	932,343	587,435
Total cost of sales	3,585,983	1,977,034	6,486,411	3,644,384
Gross profit	3,641,138	2,547,339	6,603,270	5,349,974
Operating expenses:
Selling and marketing	579,941	412,570	931,743	731,434
Depreciation and amortization	489,004	564,855	968,867	1,117,386
Bad debt expense	51,690	7,728	117,498	7,728
Salaries and wages	1,183,184	552,714	2,271,451	1,089,090
Professional services, including non-cash compensation	236,562	115,188	497,432	254,299
General and adminstrative	725,679	619,455	1,572,285	1,190,546
Total operating expenses	3,266,060	2,272,510	6,359,276	4,390,483
Income from operations	375,078	274,829	243,994	959,491
Other income and (expenses):
Gain (loss) on sale of assets	(58)	4,219	(12,338)	4,610
Beneficial conversion feature	(2,208,334)	(5,192)	(2,208,334)	(11,761)
Amortization of debt discount and capitalized cost of debt	(2,069,033)	-	(2,803,691)	-
Liquidation damages	(133,833)	-	(133,833)	-
Fair market value of warrants issued	-	-	-	(9,489)
Gain on forgiveness of debt	-	3,335	-	6,976
Interest expense	(211,615)	(86,862)	(461,406)	(165,885)
Interest income	128,303	94,629	219,049	179,041
Other income and (expenses)	39,192	(22,142)	80,392	(54,645)
Income taxes	(13,741)	7,751	(66,565)	(66,811)
Total other expenses	(4,469,119)	(4,262)	(5,386,726)	(117,964)
Net income (loss) before minority interest in subsidiary	(4,094,041)	270,567	(5,142,732)	841,527
Minority interest in subsidiary	(558,571)	(145,532)	(805,845)	(512,745)
Net income (loss)	(4,652,612)	125,035	(5,948,577)	328,782
Dividend required for preferred stockholders	(65,598)	-	(65,598)	-
Net income (loss) applicable to common shareholders	(4,718,210)	125,035	(6,014,175)	328,782
Other comprehensive gain:
Translation adjustment	195,269	437,660	121,779	316,840
Comprehensive income (loss)	$(4,522,941)	$562,695	$(5,892,396)	$645,622

Net income (loss) per share:
Basic	$(0.27)	$0.01	$(0.34)	$0.02
Diluted	$(0.27)	$0.01	$(0.34)	$0.02
Weighted average number of shares outstanding
Basic	17,514,634	14,064,968	17,280,675	13,981,426
Diluted	17,514,634	14,793,396	17,280,675	14,546,887

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET — DECEMBER 31, 2006
(UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents	$2,707,147
Accounts receivable, net of allowance for doubtful accounts of $106,090	8,305,346
Revenues in excess of billings	6,492,027
Other current assets	2,107,134
Total current assets		19,611,654
Property and equipment, net of accumulated depreciation		6,368,104
Intangibles:
Product licenses, renewals, enhancements, copyrights,
trademarks, and tradenames, net	5,794,466
Customer lists, net	2,774,727
Goodwill	6,092,906
Total intangibles		14,662,099
Total assets		$40,641,857

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,095,034
Current portion of notes and obligations under capitalized leases	712,816
Other payables - acquisitions	58,451
Billings in excess of revenues	1,290,255
Due to officers	400,533
Dividend to preferred stockholders payable	65,598
Loans payable, bank	1,229,911
Total current liabilities		8,852,598
Obligations under capitalized leases, less current maturities		219,014
Total liabilities		9,071,612
Minority interest		2,432,891
Commitments and contingencies		-

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized;
5,500 issued and outstanding	5,500,000
Common stock, $.001 par value; 45,000,000 shares authorized;
17,973,801 issued and outstanding	17,974
Additional paid-in-capital	62,280,151
Treasury stock	(10,194)
Accumulated deficit	(37,686,216)
Stock subscription receivable	(944,750)
Common stock to be issued	278,270
Other comprehensive loss	(297,881)
Total stockholders' equity		29,137,354
Total liabilities and stockholders' equity		$40,641,857

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP
(UNAUDITED)

	Three Months	Six Months
	Ended	Ended
	Dec. 31, 2006	Dec. 31, 2006

Net loss per GAAP	$(4,652,612)	$(5,948,577)
One-time, non-cash expenses:
Beneficial conversion feature	2,208,334	2,208,334
Amortization of debt discount and capitalized cost of debt	2,069,033	2,803,691
	4,277,367	5,012,025

Pro-forma loss	$(375,245)	$(936,552)
Weighted average number of shares outstanding
Basic and diluted	17,514,634	17,280,675

Pro-forma EPS	$(0.02)	$(0.05)

EBITDA - GAAP	(3,749,526)	(4,100,495)
One-time, non-cash expenses:
Beneficial conversion feature	2,208,334	2,208,334
Amortization of debt discount and capitalized cost of debt	2,069,033	2,803,691
	4,277,367	5,012,025

Pro-forma EBITDA	$527,841	$911,530

Weighted average number of shares outstanding
Basic and diluted	17,514,634	17,280,675

Pro-forma EBITDA EPS	$0.03	$0.05